Exhibit 99.1

Contacts: Scott Shipley Investor Relations Lennar Corporation (305) 485-2054 Glenn Bunting Maya Pogoda Sitrick and Company (310) 788-2850

FOR IMMEDIATE RELEASE

STATEMENT BY LENNAR CORPORATION

Miami, January 12, 2009 — Lennar Corporation (NYSE: LEN and LEN.B), The dissemination of false statements about our company last Friday resulted in the selling of an unprecedented 58 million shares of Lennar Corp. stock and a 20 percent decline in our stock price. This has prompted numerous inquiries from investors, analysts and the media.

While it is not Lennar’s practice to respond to false and scurrilous allegations in the context of litigation, Lennar has a responsibility to its shareholders and the public to respond to their legitimate requests for information. Therefore, Lennar today is providing information pertaining to the personal home loans of its chief operating officer, its outstanding joint ventures and its pending litigation.

In the event that additional false information leads to new investor inquiries, we will continue to respond. In addition, we intend to take appropriate action against the responsible parties.

To protect our investors, the information we are disclosing today confirms the following:

•	Lennar’s chief operating officer, Jon Jaffe, did not receive a mortgage on his home or any other indebtedness connected to the company.

•	Lennar never “treated its joint ventures like a Ponzi scheme.”

•	Lennar has never siphoned cash from one joint venture to another.

•	Lennar has never pledged its interest in any joint venture for the benefit of another.

•	Lennar’s litigation is accurately reported and reserved for in accordance with generally accepted accounting principles.

•	Lennar never has used lawsuits as a mechanism for avoiding cash payments.

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•	LandSource was an arm’s-length transaction involving large financial institutions that fully reviewed, vetted and appraised the terms of the venture.

•	No money was ever misdirected in The Bridges project.

•	Lennar’s co-member in The Bridges, Nicolas Marsch III, has received the benefit of more than $50 million, notwithstanding statements to the contrary.

•	There have been no reports of any whistleblower complaints concerning these matters to Lennar management, the Board of Directors, independent auditors or an outside employee hotline.

•	Lennar has extensive confidential procedures in place to ensure the free flow of communication by whistleblowers and to ensure their protection from retaliation.

•	Lennar never ordered imported drywall from China and never received a discount for its use as a substitute material.

•	Lennar has been cited by the media as “the most responsive builder” in dealing with the industry wide issue of imported drywall.

JON JAFFE’S LOAN

Senior executive Jon Jaffe’s personal loan has nothing to do with Lennar. Jon’s loan was obtained from sources wholly independent from Lennar and with no assistance from Lennar or any of its business partners. There is not one point of connection between Jon’s loan and Lennar’s business.

Here are the facts:

In September 2007, Jon obtained a $5 million line of credit secured by Jon’s personal residence. Jon obtained the loan from an independent loan broker named Robert Venneri and his company Canyon Finance Inc. Neither Jon nor Lennar is associated with Mr. Venneri, Canyon Finance or any other company owned by Mr. Venneri. Mr. Venneri has a California real estate broker’s license, as did Canyon Finance, which later transferred its license to Gulfstream Finance, also owned by Mr. Venneri. These brokers’ licenses permit the making of loans secured by real estate.

Jon was referred to Mr. Venneri by Jon’s personal attorney, who has never had a relationship with Lennar. The loan Mr. Venneri placed for Jon was the first and only time Mr. Venneri has done so for anyone employed by Lennar. No part of the loan secured by Mr. Venneri for Jon came from funds provided directly or indirectly by Lennar. The funds were sourced from a lender unrelated to Lennar.

Mr. Venneri also secured loans for Bruce Elieff, a SunCal employee. Mr. Venneri has informed us that Mr. Elileff’s loans were sourced from a different lender than Jon’s loan and had nothing to do with Jon’s loan or Lennar. Neither SunCal nor Mr. Elieff played any role in connection with Jon’s loan.

Mr. Venneri has a real estate development company called Canyon Capital, Inc., which acquired, developed and marketed real estate properties in Kern County. There is no connection between these properties and Jon’s loan or Lennar, nor is there a connection to SunCal. Likewise, there is no connection between Frank and Norma Fugitt or John Balfanz and Jon or Lennar. Also, Lennar has never been a joint venture partner with SunCal on any properties in Kern County.

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Jon’s $5 million line of credit was fully secured by a third mortgage on Jon’s house. The loan comes due in September 2012, accrues simple interest at the rate of 8% per annum, and requires quarterly interest payments. Jon has made all such payments. By any measure, the loan was made on the basis of conservative underwriting guidelines. There was substantial equity in Jon’s house to fully secure the loan. At the time of the loan, the house was appraised at $18 million by an independent appraiser on behalf of the lender. The first mortgage was for $3 million; the second mortgage was a line of credit for $2.1 million. Together with the $5 million loan, the total equaled $10 million , a loan-to-value ratio of 55%.

Consistent with Jon’s full commitment to and confidence in Lennar and its future, he made use of the loan to increase his ownership of Lennar’s stock. To date, Jon has drawn down $4 million of the $5 million line. Jon drew down $3 million in November 2007 and used $1,562,560 of these funds to pay for the exercise of options on Lennar stock and the associated income tax. Jon acquired 107,858 shares of “A” shares at $8.235 per share and received 10,785 shares of “B” shares. The market price of the stock at the time was $21.33 per share. The remaining funds were used to reduce the balance of Jon’s brokerage account which at that time held 395,791 “A” shares and 48,151 “B” shares. As of this date Jon has 442,243 “A” shares and 48,151 “B” shares in this brokerage account. Jon has consistently retained the Lennar shares he has acquired in recent years. In April 2008, Jon drew down $1 million to acquire a passive investment in a technology company unrelated to Lennar.

Documents relating to Jon Jaffe’s loan are available at: http://www.lennar.com/Campaigns/PR/default.htm

JOINT VENTURES

Lennar strategically invests in unconsolidated entities that acquire assets used in its homebuilding operations. Through these entities, Lennar primarily seeks to reduce and share its risk by limiting the amount of its capital invested in land, while obtaining access to potential future homesites and allowing it to participate in strategic ventures. Participants in these joint ventures are land owners/developers, other homebuilders and financial or strategic partners.

Lennar has included extensive financial disclosure regarding its JVs on its quarterly conference calls with analysts and investors and in its SEC filings. Since Lennar has not yet filed its Form 10-K for fiscal 2008 that is due at the end of January 2009, Lennar has provided below preliminary information for fiscal 2008 and 2007. Lennar will be working with analysts and investors in the coming weeks to provide additional information regarding its joint ventures. Some other facts regarding its joint ventures are as follows:

•	Each joint venture is governed by an executive committee consisting of members from all of the partners.

•	Lennar does not use its investment in one JV as collateral for debt in another JV.

•	There is no cross collateralization of debt between different unconsolidated entities.

•	Funds are never commingled among Lennar’s JVs.

•	The financial position of Lennar’s joint ventures is comprised of substantial equity totaling $2.7 billion.

•	Lennar’s aggregate equity investment in its unconsolidated joint ventures is 29%, compared to its partners’ equity of 71%.

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•	The joint venture debt is secured by joint venture real estate assets that are adjusted for impairment on a quarterly basis as necessary.

•	The debt financing of Lennar’s JVs is primarily non-recourse; in other cases, Lennar and its other partners agree to provide a guarantee.

•	Lennar’s maximum recourse exposure related to unconsolidated JVs with recourse debt is $520 million. In these ventures, there are $2.8 billion of assets and $1.3 billion of equity.

•	Lennar’s consolidated financial statements are audited annually and reviewed quarterly by a top-tier, independent registered public accounting firm.

As of November 30, 2008, Lennar had equity investments in 116 unconsolidated entities, compared to 214 unconsolidated entities on November 30, 2007. Summarized financial information on a combined 100% basis related to unconsolidated entities in which Lennar had investments that are accounted for by the equity method was as follows:

	November 30,
	2008	2007
	(In thousands)
Assets:
Cash and cash equivalents	$135,081	301,468
Inventories	7,115,360	7,941,835
Other assets	541,984	827,208

	$7,792,425	9,070,511

Liabilities and equity:
Accounts payable and other liabilities	$1,042,002	1,214,374
Debt	4,062,058	5,116,670
Equity of:
Lennar	766,752	934,271
Others	1,921,613	1,805,196

Total equity of unconsolidated entities	2,688,365	2,739,467

	$7,792,425	9,070,511

Lennar’s equity in its unconsolidated entities	29%	34%

Debt to total capital of Lennar’s unconsolidated entities is calculated as follows:

	November 30,
	2008	2007
	(Dollars in thousands)
Debt	$4,062,058	5,116,670
Equity	2,688,365	2,739,467

Total capital	$6,750,423	7,856,137

Debt to total capital of Lennar’s unconsolidated entities	60.2%	65.1%

Debt to total capital of Lennar’s unconsolidated entities (excluding LandSource)	49.8%	61.1%

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The total debt of the unconsolidated entities in which Lennar has investments was as follows:

	November 30,
	2008	2007
	(In thousands)
Lennar’s net recourse exposure	$392,450	794,934
Reimbursement agreements from partners	127,428	238,692
Partner several recourse	285,519	465,641
Non-recourse land seller debt or other debt	90,519	202,048
Non-recourse debt with completion guarantees	820,435	1,432,880
Non-recourse debt without completion guarantees	2,345,707	1,982,475

Total debt	$4,062,058	5,116,670

The summary of Lennar’s net recourse exposure related to the unconsolidated entities in which it has investments was as follows:

	November 30,
	2008	2007
	(In thousands)
Several recourse debt—repayment	78,547	123,022
Several recourse debt—maintenance	167,941	355,513
Joint and several recourse debt—repayment	138,169	263,364
Joint and several recourse debt—maintenance	123,051	291,727
Land seller debt recourse exposure	12,170	—

Lennar’s maximum recourse exposure	519,878	1,033,626
Less joint and several reimbursement agreements with Lennar’s partners	(127,428)	(238,692)

Lennar’s net recourse exposure	$392,450	794,934

The recourse debt exposure in the table above represents Lennar’s maximum exposure to loss from guarantees and does not take into account the underlying value of the collateral.

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Although Lennar, in some instances, guarantees the indebtedness of unconsolidated entities in which it has an investment, its unconsolidated entities that have recourse debt have a significant amount of assets and equity. The summarized balance sheets of its unconsolidated entities with recourse debt were as follows:

	November 30,
	2008	2007
	(In thousands)
Assets	2,846,819	3,220,695
Liabilities	1,565,148	2,311,216
Equity	1,281,671	909,479

LITIGATION

During the past decade, Lennar has delivered more than 250,000 homes. The construction of those homes resulted in tens of millions of underlying payments and contracts. In that context, as of November 30, 2008, Lennar was defending or prosecuting approximately 620 lawsuits that fall into the following categories: homeowner construction, premises liability, personal injury, contract and subcontract disputes, employment, environmental and land use, insurance coverage, advertising, collections, intellectual property, automobile liability, tax matters and others. Reserves for litigation matters are established and adjusted consistent with the guidelines set forth in Financial Accounting Standards No. 5 (Reserves for Loss Contingencies) and audited by Lennar’s outside independent accounting firm.

THE BRIDGES LAWSUIT

This is a lawsuit filed in 2006 by Nicolas Marsch concerning The Bridges project in San Diego County, California. Contrary to the allegations, Lennar did not divert a $37.5 million judgment contributed by Marsch to the venture. Lennar and Marsch had a 50-50 interest in the judgment, and no part of the judgment or proceeds from the judgment was misdirected.

The proceeds were used by and for the benefit of the venture to pay for construction and operation costs. Marsch and his advisors attributed zero value to the judgment and achieved tax benefits from this position.

Contrary to the allegations, Marsch has received significant proceeds from the Bridges venture. To date, payments made to or on his behalf exceed $50 million.

Also contrary to the allegations, Lennar has provided substantial information from inception. Lennar regularly provided balance sheets and reports to Marsch for more than 10 years, in addition to annual financial statements audited by an outside independent accounting firm.

Lennar has never pledged The Bridges’ assets for the obligations of any other joint venture. Nor does The Bridges have a “bankrupt partner” as a result of the LandSource bankruptcy.

Marsch has been involved in several lawsuits with Lennar. In 2006, Marsch also filed another lawsuit against Lennar in connection with a different project in San Diego. That case was ordered dismissed in its entirety by the California court in November 2008 without a trial.

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LANDSOURCE

In 2003, Lennar and others formed LandSource to acquire and hold various real estate interests. In February 2007, Lennar reduced its interest from 50% to 16%. In June 2008, LandSource filed bankruptcy as a result of the collapse of the real estate market.

The claim that Lennar caused the other investors and lenders to lose approximately $1 billion in connection with LandSource is false. The LandSource bankruptcy is a matter of public record with complete financial disclosures. The lenders and investors are large institutional entities who conducted their own extensive due diligence with the aid of independent experts. The LandSource bankruptcy was the product of unprecedented market shifts.

CHINESE DRYWALL

Lennar has never specified imported drywall from China for installation in its homes and never received a discount when it was substituted for domestic products. Lennar has been working diligently with its homeowners in an effort to address this industry-wide defective product issue. In part, these efforts are reflected in today’s Wall Street Journal article concerning Chinese drywall in Florida. On Sunday, the Sarasota Herald-Tribune characterized Lennar as “[t]he most responsive builder so far” on the issue of Chinese drywall. In addition, Lennar fully intends to seek remedies from the manufacturer and other responsible parties.

WHISTLEBLOWER

Lennar has created two mechanisms for the public, investors, associates and other interested parties to communicate their concerns directly to the company’s Board of Directors. First, Lennar has retained an independent firm, The Network, to receive complaints anonymously and report those complaints directly to the Audit Committee of the Board of Directors, in addition to management. The Audit Committee receives a report of the investigation of each communication submitted.

In addition, Lennar provides an email address which can be used to communicate directly with the independent members of the Board of Directors. Our Lead Director, who is also the chairperson of the Independent Directors Committee, receives all messages sent to this email address. Both of these reporting systems are described in our annual proxy statement, and are regularly communicated to our associates. These reporting systems have been in place for more than four years as required by law and by the rules of the New York Stock Exchange.

For more information, contact Glenn Bunting (glenn_bunting@sitrick.com) or Maya Pogoda (maya_pogoda@sitrick.com) at 310-788-2850.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

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